Exhibit 99.1

NGP Capital Resources Company Announces Appointment of New Chief Financial Officer

NGP Capital Resources Company (NASDAQ: NGPC) (the “Company”) today announced that the Board of Directors has appointed L. Scott Biar as Chief Financial Officer, Secretary and Treasurer of the Company, effective June 27, 2011, replacing Stephen K. Gardner, who continued in the roles as Chief Financial Officer, Secretary and Treasurer of the Company subsequent to his appointment as President and Chief Executive Officer of the Company in February 2011. Mr. Gardner will continue to serve as President and Chief Executive Officer of the Company.

Mr. Biar, 48, previously served as Vice President and Controller of BJ Services Company from 2007 through 2010, and in various senior financial roles at Stewart & Stevenson Services, Inc. from 2002 through 2007.  Mr. Biar is a Certified Public Accountant.

“We feel very fortunate to have Scott bring his public company experience and financial expertise to the Company,” commented Mr. Gardner.

About NGP Capital Resources Company

NGP Capital Resources Company is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. The Company's investment portfolio is principally invested in energy related private companies. From time to time, the Company may also invest in public companies. The Company invests primarily in senior secured and mezzanine loans in furtherance of its business plan and in some instances receives equity investments in portfolio companies in connection with such investments.  NGP Capital Resources Company is managed by NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management.  NGP Energy Capital Management, based in Irving, Texas, is a leading investment firm with over $9.0 billion of cumulative capital under management since inception, serving all sectors of the energy industry.

This press release may contain forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, which could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, or changes in the conditions of the industries in which we invest, and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC").

We may use words such as "anticipates," "believes," "expects," "intends," "will," "should," "may" and similar expressions to identify forward-looking statements. You should not place undue reliance on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the Company carefully before investing. Such information and other information about the Company is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities.  Such materials are filed with the SEC and copies are available on the SEC’s website, www.sec.gov. Prospective investors should read such materials carefully before investing.

INVESTMENT CONTACT:  Please send investment proposals to:  NGP Capital Resources Company, Kelly Plato (kplato@ngpcrc.com), Dan Schockling (dschockling@ngpcrc.com), Hans Hubbard (hhubbard@ngpcrc.com), or Chris Ryals (cryals@ngpcrc.com), 713-752-0062.